                                                                   EXHIBIT 10.19

                  *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                         RESEARCH AND LICENSE AGREEMENT

         This Agreement is entered into and effective as of October 10, 2002 (the "Effective Date") by and between the following parties: Sequoia Sciences, Inc. ("SEQUOIA"), 11199 Sorrento Valley Road, Suite H, San Diego, California 92121, and Anadys Pharmaceuticals, Inc. ("ANADYS"), 9050 Camino Santa Fe, San Diego, CA 92121.

         WHEREAS, SEQUOIA has proprietary collections of drug-like compounds isolated from plants for drug discovery research, and

         WHEREAS, ANADYS wishes to screen these drug-like compounds in its proprietary biological assays with the intent of discovering novel, biologically-active compounds for development into commercial therapeutic products.

         NOW, THEREFORE, the parties under the terms and conditions specified herein agree as follows:

                                 1. DEFINITIONS

         1.1 "Access Election" shall mean a notification from ANADYS to SEQUOIA that ANADYS desires to obtain exclusive rights to and full ownership of an Active Compound identified in such notification, as more fully set forth in
Section 2.4.1.

         1.2 "Active Samples" shall mean Samples supplied by SEQUOIA and identified by ANADYS as having activity in ANADYS assays, at Anadys' sole discretion.

         1.3 "Active Compound" shall mean an individual compound found within an Active Sample that is provided by SEQUOIA to ANADYS that has biological activity in ANADYS assays.

         1.4 "Affiliate" shall mean any person, organization, corporation, or other business entity controlled by, controlling, or under common control with a Party. As used in this Section 1.4, "control" means that an entity owns, directly or indirectly, at least fifty percent (50%) of the voting stock or other ownership interest of another entity, or has the actual ability to control and direct the management of another entity, whether by contract or otherwise.

         1.5 "Anadys Corporate Event" shall mean (i) the merger or consolidation of ANADYS with another corporation through either a merger, stock purchase or sale or asset purchase or sale, (ii) the acquisition by ANADYS of a substantial amount of assets or capital stock of another corporation through either a stock purchase, stock exchange, cash transaction or asset exchange,
(iii) a reorganization of the business of ANADYS in such as way as to fundamentally alter the business plan of ANADYS as in effect as of the Effective Date of this Agreement, or (iv) a liquidation, dissolution or winding up of ANADYS, either voluntary or involuntary; provided that any such event described in (i), (ii), (iii) or (iv) above is approved by the ANADYS Board of Directors.

         1.6 "Analog" shall mean a compound made under a medicinal chemistry effort that is focused on structure-function relationships, which compound (a) shares common structure with an Active Compound for which an Access Election has been made and (b) has been developed with the goal of demonstrating activity against the same target(s) as the Active Compound from which it was derived and actually demonstrates such activity. An Analog shall be determined to share a common structure with an Active Compound if such Analog and such Active Compound are both subject to claims within the same ANADYS patent application which discloses a common structure.

         1.7 "Biological Material" shall mean plants, samples of plants, plant parts such as roots, leaves, flowers, wood, bark, fruit, seeds, and any other material of plant origin that are provided to Anadys by Sequoia under the terms of this Agreement.

         1.8 "Confidential Information" shall mean data, databases, figures, chemical structures, patent applications, documents, information disclosed orally and subsequently reduced to writing, and includes correspondence, memoranda, notes, reports and e-mail, information constituting intellectual property, and any other information collected, developed or prepared by the Parties pursuant to this Agreement.

         1.9 "Drug-like Compounds" shall mean compounds from plants with average molecular weights less than 400 daltons determined by (+) ESI mass spectrometry and approximate log Ps less than 5 and greater than 0 determined by the retention times of compounds within the Samples during HPLC/ELSD analysis.

         1.10 "Exclusivity Period" shall mean, with respect to an Active Sample or an Active Compound, the time period set forth in Section 2.7.1. or 2.7.2, as applicable, plus any extensions thereof, during which SEQUOIA shall not provide such Active Sample or Active Compound or any rights thereto to any third party, nor offer or negotiate with any third party to supply or grant rights to such Active Sample or Active Compound.

         1.11 "FTE" or "Full-time Equivalent" shall mean a full-time employee of SEQUOIA that possesses qualifications to successfully complete the research described in Sections 2.2.1, 2.3.1, 2.3.2, and 2.5.

         1.12 "ANADYS Proprietary Rights" shall mean Patents, copyrights, trademarks, trade secrets and other intellectual property rights, know-how or processes, whether or not patentable, owned or controlled by ANADYS.

         1.13 "Net Sales" shall mean, in relation to a Product, (i) the gross amount received by ANADYS, or its Affiliates or its sublicensees for sales of Product to third parties less taxes (value added or sales taxes, government mandated exceptional taxes and other taxes linked to the gross sales amount), discounts, allowances, credits for returns, rejections or recalls, rebates (price reductions, rebates to social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives, government mandated rebates and similar types of rebates), import duties and other governmental charges or tariffs, and insurance minus (ii) [...***...] percent ([...***...]%)

                                             ***CONFIDENTIAL TREATMENT REQUESTED
of the gross amount received for Product in lieu of the following deductions that are not usually accounted for or deducted on a product-by-product basis: cash discounts, discounts granted later than at the time of invoicing, sales commissions, outward freights, postage charges, packaging materials for dispatch of goods, bad debt, transportation insurance charges and customs duties and other governmental charges. Notwithstanding anything else in this Section 1.13, amounts received by Anadys or its Affiliates or sublicensees for the sale of Products among Anadys and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder. In the event any Product is sold in combination with other active functional ingredients (a "Combination Product"), the Net Sales for Combination Products in a particular country, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country, then the Parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question with the goal of determining the appropriate percentage value represented by the Product and the other pharmaceutically active agents or ingredients.

         1.14 "Novel Discoveries Date" shall mean the date on which the last to occur of the following criteria are achieved for two (2) distinct compounds against at least two (2) separate targets: 1.) Anadys identifies novel biological activity of an individual compound, 2.) Sequoia elucidates the chemical structure of this active compound which has a molecular weight less than 500 daltons and a log P less 5, and 3) the results of a CAS search on this compound does not yield information detailing the biological activity demonstrated by ANADYS.

         1.15     "Party" (and collectively "Parties") shall mean SEQUOIA or
ANADYS.

         1.16 "Patent" or "Patents" shall mean (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications worldwide based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, requests for continued examination, or divisionals of or to any of the foregoing; and (e) term extension or other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.

         1.17 "Phase 2" shall mean the period under this Agreement that will commence either (i) automatically, and without further action by either party, upon the occurrence of the Novel Discoveries Date (if it occurs) or (ii) upon the election by ANADYS within three hundred sixty five (365) days of the Effective Date by giving at least thirty (30) days written notice to SEQUOIA of its desire to so commence Phase II, and which will end upon the expiration or termination of this Agreement.

         1.18 "Phase 2 Commencement Date" shall mean the date on which Phase 2 commences.

         1.19 "Pilot Study" shall mean the period under this Agreement commencing on the Effective Date and terminating on the first to occur of the Novel Discoveries Date and the expiration or termination of this Agreement.

         1.20 "Product" shall mean a product containing an Active Compound or Analog sold and given to a patient for the treatment or prevention of human or animal disease, diagnosis of a disease, or any research use.

         1.21 "Samples" shall mean samples of approximately one to five Drug-like Compounds determined by (+) ESI mass spectrometry and evaporative light scattering detection (ELSD) which have been isolated from a taxonomically diverse collection of plants by SEQUOIA.

         1.22 "SEQUOIA Proprietary Rights" shall mean Patents, copyrights, trademarks, trade secrets and other intellectual property rights, know-how or processes, whether or not patentable, owned or controlled by SEQUOIA.

                        2.       DRUG DISCOVERY RESEARCH

         2.1      Primary Screening.

                  2.1.1 SEQUOIA will deliver Samples suitable for high-throughput screening to ANADYS pursuant to the terms and conditions set forth in Section 2.6. The Samples will be delivered in 384 well microtiter plates. Each well in rows 1 through 12 and 15 through 24 in the microtiter plates will have approximately [...***...] ([...***...]) micrograms of Sample determined by evaporative light scattering detection. Rows 13 and 14 of the 384 well microtiter plates will not contain Sample.

                  2.1.2 ANADYS will screen these Samples in two or more of its assays. ANADYS will have complete discretion at selecting the assays used to screen the Samples and shall be free to utilize either internal or partnered resources, included the targets, provided that the Samples are not transferred to a third party without the prior written permission of SEQUOIA.

                  2.1.3 ANADYS will provide written notification to SEQUOIA of the Samples that exhibit activity in its assays, identifying such Samples as Active Samples. During the Pilot Period, ANADYS will provide the first such written notification within ninety (90) days of receipt of the Samples. At no time during the term of this Agreement will ANADYS be under any obligation to disclose to SEQUOIA the identity of the targets against which it screens the Samples. ANADYS will, however, label such targets with a code name identifier and will provide written notification to SEQUOIA of each target that identify each Active Sample via

                                             ***CONFIDENTIAL TREATMENT REQUESTED
such unique identifier. ANADYS shall be automatically granted an Exclusivity Period on Active Samples pursuant to the terms of Section 2.7.

         2.2      Isolation and Identification of Active Compounds.

                  2.2.1 SEQUOIA will isolate approximately [...***...] ([...***...]) to [...***...] ([...***...]) micrograms of each compound it detects and quantifies by evaporative light scattering detection in the Active Samples. SEQUOIA will deliver these isolated compounds to ANADYS.

                  2.2.2 If Phase 2 is triggered, SEQUOIA will isolate compounds from at least [...***...] ([...***...]) Active Samples within twelve
(12) months of the Phase 2 Commencement Date, provided that at least [...***...] ([...***...]) Active Samples have been identified in Section 2.1.3. Notwithstanding the foregoing, if Anadys does not identify at least [...***...] ([...***...]) Active Samples within twelve (12) months from the Phase 2 Commencement Date, the parties shall have an additional six (6) month period during which (i) Anadys will continue to attempt to identify Active Samples, and
(ii) Sequoia will continue to conduct the work to isolate compounds from at least [...***...] ([...***...]) Active Samples, provided that at least [...***...] ([...***...]) Active Samples have been identified in Section 2.1.3 within (18) months from the Phase 2 Commencement Date.

                  2.2.3 ANADYS will screen these compounds isolated by SEQUOIA in its assays to identify which compound(s) exhibits the biological activity.

                  2.2.4 ANADYS will provide written notification to SEQUOIA of the compounds that exhibit biological activity in ANADYS assays, identifying such compounds as Active Compounds. ANADYS shall be automatically granted an Exclusivity Period on Active Compounds pursuant to the terms of Section 2.7.

         2.3      Structure Elucidation and Additional Testing of the Active
Compounds.

                  2.3.1 SEQUOIA will elucidate the chemical structures of the Active Compounds and deliver this information to ANADYS. If Phase 2 is commenced, Sequoia will elucidate at least [...***...] ([...***...]) chemical structures of Active Compounds, provided that at least [...***...] ([...***...]) Active Compounds have been identified pursuant to Section 2.2.4, and deliver this information to ANADYS within twelve (12) months of the Phase 2 Commencement Date. Notwithstanding the foregoing, if Anadys does not identify at least [...***...] ([...***...]) Active Compounds within twelve (12) months from the Phase 2 Commencement Date, the parties shall have an additional six (6) month period during which (i) Anadys will continue to attempt to identify Active Compounds, and (ii) Sequoia will continue to conduct the work to elucidate at least [...***...] ([...***...]) chemical structures of Active Compounds, provided that at least [...***...] ([...***...]) Active Compounds have been identified pursuant to Section 2.2.4 within (18) months from the Phase 2 Commencement Date.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  2.3.2 SEQUOIA will deliver approximately [...***...] ([...***...]) to [...***...] ([...***...]) micrograms of each Active Compound to
ANADYS for additional biological testing. These Active Compounds will have purities greater than [...***...]%, as confirmed by HPLC / ELSD.

                  2.3.3 ANADYS will evaluate the dose response of each Active Compound and the biological activity of each Active Compound in secondary screens. ANADYS will provide written notification to SEQUOIA describing which Active Compounds it determines, in its sole discretion, warrant additional biological evaluation.

         2.4      Access Election of an Active Compound by ANADYS.

                  2.4.1 At any time during the Exclusivity Period of any particular Active Compound, ANADYS, in its sole discretion, may make an Access Election for that Active Compound by written notification to SEQUOIA. Upon such Access Election, all rights, title, and interest in and to the Active Compound, its isolation, purification, synthesis, its uses, and any inventions, data, or discoveries shall be automatically assigned from SEQUOIA to ANADYS. ANADYS shall be entitled to make an Access Election for any Active Compound according to the payment provisions in Section 5.3, provided that ANADYS is in compliance with the payment provisions in Section 6.1.

                  2.4.2 SEQUOIA shall cooperate with ANADYS, as requested, to assist ANADYS in obtaining intellectual property protection relating to all Active Compounds that are the subject of an Access Election, and shall execute such documents, make such oaths, and in general provide all other reasonable assistance to ANADYS to permit ANADYS to perfect its title in all such Active Compounds and secure intellectual property protection in all such Active Compounds in all countries. SEQUOIA shall have thirty (30) days to review the claims and notify ANADYS of any issues relating to claim scope, unless the Parties agree to a shorter period in light of patentability consideration.

         2.5 Isolation of Additional Quantities of Active Compounds. After an Access Election has been made for an Active Compound, ANADYS may request in writing the isolation of additional quantities of Active Compounds by SEQUOIA. SEQUOIA will isolate additional quantities of these Active Compounds. The amounts and purities of the Active Compounds requested by ANADYS and the timing of their delivery will be mutually determined by ANADYS and SEQUOIA at the FTE rate set forth in Section 5.2.

         2.6      Delivery of Samples, Active Samples, and Active Compounds to
ANADYS.

                  2.6.1 Delivery of Samples to ANADYS During Pilot Study. By October 28, 2002 and pursuant to the provisions of Sections 2.1.1 and 6.1, SEQUOIA will deliver approximately [...***...] to ANADYS.

                  2.6.2 Delivery of Samples to ANADYS During Phase 2. In the event that the Phase 2 Commencement Date occurs, then within sixty (60) days of the Phase 2 Commencement

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Date and pursuant to the provisions of Sections 2.1.1 and 6.1, SEQUOIA will deliver an additional [...***...] Samples to ANADYS.

                  2.6.3 Deliveries to ANADYS. All Samples, Active Samples, Active Compounds, or Biological Material under this Agreement will be delivered to Anadys Pharmaceuticals, 9050 Camino Santa Fe, San Diego, CA 92121. Any changes in the shipping address will be provided in writing from ANADYS to SEQUOIA.

         2.7      Exclusivity Periods.

                  2.7.1 Exclusivity Periods for Active Samples. The Exclusivity Period for each Active Sample identified by ANADYS in Section 2.1.3 shall occur automatically for a period of one year from the date of notification or until the Exclusivity Period expires for an Active Compound identified from such Active Sample in Section 2.2.4, whichever is shorter; provided, however, that ANADYS may remove an Active Sample from exclusivity at any time by providing written notification to SEQUOIA of its election to so remove the specified Active Sample from exclusivity. An Exclusivity Period on an Active Sample may be extended upon request by ANADYS to SEQUOIA, which shall not be unreasonably withheld, to identify the Active Compound within each such Active Sample considering commercially reasonable timelines. During the term of this Agreement, the provisions of this Section 2.7.1 will apply to a maximum of [...***...] ([...***...]) Active Samples at any given time, with any Active Samples that have been removed from exclusivity pursuant to this Section 2.7.1 not counting towards such [...***...] ([...***...]) Active Sample maximum.

                  2.7.2 Exclusivity Periods for Active Compounds. The Exclusivity Period for each Active Compound identified by ANADYS in Section
2.2.4 shall begin automatically upon notification by ANADYS and end one hundred twenty (120) days after the later to occur of (a) receipt by ANADYS of the Active Compound pursuant to the quantity requirements in Section 2.3.2 and (b) receipt by ANADYS of the structure elucidation information with respect to such Active Compound pursuant to Section 2.3.1. The Exclusivity Period of an Active Sample from which the Active Compound originated is extended under the Exclusivity Period of the Active Compound in this Section 2.7.2.

                  2.7.3 Prior Third Party Requests for Exclusivity. ANADYS acknowledges that third parties have access to the same Samples provided to ANADYS for initial screening pursuant to Section 2.1. During the term of this Agreement, if any third parties make requests for information and material from SEQUOIA in writing and pursuant to a written agreement that is in effect as of the Effective Date of this Agreement, to obtain exclusivity to Samples or compounds therein, prior to any request by ANADYS, SEQUOIA may be unable to provide information, material and exclusivity to ANADYS. ANADYS will, however, have unconditional priority for exclusivity with respect to any Samples or compounds therein over any third parties that enter into agreements with SEQUOIA subsequent to the Effective Date of this Agreement. If ANADYS requests information, material or exclusivity with respect to a Sample and SEQUOIA is unable to provide information, material or exclusivity due to a preexisting obligation to a third party, SEQUOIA will so advise ANADYS at the time such request is made.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  2.7.4 Third Party Intellectual Property Rights. The Parties expressly understand and agree that SEQUOIA can transfer and convey, and agrees to transfer and convey to ANADYS, only the Patent, know-how and trade secret ownership rights, if any, SEQUOIA may have in any Samples or compounds therein. SEQUOIA cannot and does not represent and/or warrant that a third party does not already have, or that it may not obtain at some future date, patent ownership rights to compounds within the Samples as of the Effective Date or at any time in the future. SEQUOIA is not currently aware of the existence of any such third party rights, but hereby agrees that to the extent SEQUOIA becomes aware of any such third party rights, either through SEQUOIA'S efforts or through the efforts of one of its contracting partners, it shall disclose on a confidential basis the same to ANADYS. Nothing in this Section 2.7, however, shall be deemed to require SEQUOIA to undertake an investigation of the existence of any such third party rights now or at any time in the future with respect to Samples or Active Compounds that are not the subject of an Access Election.

         2.8      Recollection of Biological Material.

                  2.8.1 Sourcing Through Sequoia's Collaborator for Recollection. Upon request by ANADYS for additional samples of Biological Materials for the uses described in this Agreement, SEQUOIA shall have the right to first arrange through its collaborators to recollect the Biological Material from which the Active Compound was obtained. Any agreement between the Parties with respect to such recollection, including provisions relating to cost, timing, quantities and the like, will be upon mutually agreeable terms which are approved by Anadys and will further specify that ANADYS will bear all agreed-upon costs associated with recollection of Biological Material and with the preparation of the Active Compound by SEQUOIA. The Parties further agree that SEQUOIA may isolate the desired Active Compounds for ANADYS or send the bulk Biological Material to ANADYS for processing, at ANADYS's option.

                  2.8.2 Terms for Obtaining Biological Materials. ANADYS shall not import, recollect or obtain in any way Biological Material, through SEQUOIA'S collaborators, for research, development, manufacturing, or sale, without the approval of SEQUOIA, which approval shall not be unreasonably withheld. The fees charged to ANADYS by SEQUOIA (or its collaborators, as appropriate) shall be commercially reasonable relative to the cost of obtaining the Biological Materials, in appropriate quantities, from other sources. Should such terms and costs offered by SEQUOIA not be better than those from another source, then ANADYS will be free to obtain Biological Material from sources other than SEQUOIA or its collaborator. Nothing herein shall prevent ANADYS from developing or manufacturing Active Compounds, Analogs, or Products from sources other than Biological Materials.

         2.9      Compliance with International Biodiversity Regulations

                  2.9.1 Adherence to Regional and National Laws. SEQUOIA shall adhere to the 1993 Convention on Biological Diversity (CBD), the 1973 Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES), and other regional and national laws and policies concerning biodiversity, and will endeavor to minimize environmental impacts of collecting Biological Materials. Relevant provisions of the CBD include: the sovereign rights of states over their biological resources; the concern that biological diversity is being significantly reduced by certain human activities; the need to provide additional scientific information about biological diversity that may contribute to its conservation and sustainable use of biological diversity; the need to promote fair and equitable sharing of the benefits arising out of the utilization of genetic resources, including benefits that arise from traditional knowledge; and the need to respect and maintain the knowledge and practices of indigenous communities that are relevant for the conservation and sustainable use of biological diversity.

                  2.9.2 Responsibilities of SEQUOIA. In connection with collecting Biological Materials, SEQUOIA (either directly or through its collaborators) shall be responsible for obtaining all necessary agreements, permits, approvals, and consents from foreign and domestic organizations, governmental agencies, and other people or entities with legal authority to control access to an area in which collecting activities are to be conducted, and representatives or governing bodies of indigenous peoples who traditionally reside in or use such areas. Upon request from ANADYS, SEQUOIA shall provide documentation regarding such agreements, permits, and approvals for Biological Materials provided under this Agreement.

                  2.9.3 Compliance With Other Regulations. In performing their obligations under this Agreement, the Parties will comply with all applicable present and future orders, regulations, requirements and laws of any and all federal, state and local authorities and agencies, including without limitation laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials.

                                3. LICENSE GRANT

         3.1 License Grant. SEQUOIA hereby grants to ANADYS during the term of this Agreement, a non-transferable, non-sublicensable, nonexclusive, royalty-free license under SEQUOIA Proprietary Rights to screen the Samples. Nothing contained within this Section 3.1 shall be deemed to grant any rights or other interests in favor of ANADYS with respect to any Patents, trade secrets, know-how or any other proprietary rights of SEQUOIA discovered, developed or acquired other than as expressly set forth in this Agreement.

         3.2 Rights to Use and Test Samples. As part of the foregoing license, ANADYS has the right to use the Samples in any lawful manner in assays, testing, research, and development. ANADYS shall have complete discretion in all technical matters. If requested, SEQUOIA shall assist ANADYS in such efforts.

         3.3 Limited Use and Confirmation by a Third Party. ANADYS agrees and acknowledges that the Samples are provided to ANADYS for purposes consistent with this Agreement and that any other use of the Samples will be a material breach of this Agreement Notwithstanding the foregoing, ANADYS shall have the right to use the data derived from screening the Samples freely, without limitation or restrictions, for any purpose; provided that ANADYS shall not publicly disclose chemical structural information of Active Compounds in such a way that would undermine SEQUOIA'S rights under Section 7.4 of this Agreement. Consistent with SEQUOIA's obligations to its collaborators, ANADYS agrees not to transfer Biological Material or Samples provided to ANADYS by SEQUOIA to a third party without the prior written consent of SEQUOIA. ANADYS may, however, send Active Samples or Active Compounds to a third party for screening a particular assay to confirm prior results obtained by ANADYS or to confirm the chemical structure determined by SEQUOIA. ANADYS shall ensure that it retains all rights associated with the Active Compounds or Analogs, with respect to the third party and will report the identity of the third party to SEQUOIA within ten (10) business days of the transfer of the material to the third party, unless the Active Compound is subject to an Access Election by ANADYS, in which case no such notice to SEQUOIA shall be required. Once ANADYS has made an Access Election with respect to an Active Compound, ANADYS is under no obligation to report the occurrence of such transfer or the identity of any third party transferee to SEQUOIA. This Section 3.3 is not intended to limit in any way activities which ANADYS deems necessary for the development or commercialization of any Active Compound or Analog, as is contemplated under this Agreement.

                4. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

         4.1 Development of Active Compounds or Analogs. ANADYS shall be solely responsible and shall have sole discretion for evaluating the potential for development and commercialization of all Active Compounds or Analogs. In addition, ANADYS has the right to sublicense Active Compounds. ANADYS, its Affiliates or sublicensee, or its subcontractor shall be responsible for conducting all development and evaluations of any Active Compound or Analog and for filing and obtaining government approval of any such Product(s).

                               5. RESEARCH FUNDING

         5.1 Pilot Study Within [...***...] ([...***...]) business days following the Effective Date, ANADYS will pay SEQUOIA [...***...] Dollars ($[...***...]) to fund the Pilot Study.

         5.2 Phase 2. In the event that Phase 2 is triggered, ANADYS will provide research support for [...***...] ([...***...]) FTEs at SEQUOIA for twelve (12) months. The FTEs will work on research described in Sections 2.2.1, 2.2.2, 2.3.1, 2.3.2, 2.5 and 2.6.2. The funding rate will be $[...***...] per
FTE per year. Any additional research requested by ANADYS during or after the first twelve months will also be funded at the rate of $[...***...] per FTE per year; provided, however, that if the twelve (12) month work period is extended to eighteen (18) months pursuant to either Section 2.2.2 or Section 2.3.1, such extension alone shall not be deemed a request for additional research and no additional research funding payments will be required by virtue of such extension.

         5.3 Access Election Fees. Pursuant to Section 2.4.1, ANADYS will pay SEQUOIA $[...***...] for each Access Election for each of the first ten (10) Active Compounds elected pursuant to Section 2.4 and $[...***...] for each Active Compound so elected thereafter. For all Access Elections that occur during 2002 or 2003, these payments will accumulate until January 1, 2004 and be due on February 1, 2004. For Access Elections that occur after January 1, 2004,

                                             ***CONFIDENTIAL TREATMENT REQUESTED
these payments will be made by ANADYS to SEQUOIA within thirty (30) days from the date of the Access Election as described in Section 2.4.1.

         5.4 Payments for Milestones Achieved by ANADYS. ANADYS shall pay SEQUOIA non-refundable, non-creditable, one-time-only milestone payments in the amounts indicated in Table 1 upon the occurrence of the Milestones set forth in Table 1 with respect to any Active Compound or Analog that is developed by ANADYS, its Affiliates or sublicensees. Each milestone payment shall be payable only upon the first occurrence of each Milestone with respect to any Active Compound or Analog thereof.

Table 1. Milestones and Milestone Payments

           Milestone                           Payment to Sequoia
-------------------------------                ------------------
In vivo efficacy demonstration                    $[...***...]
IND Filing                                        $[...***...]
Initiation of Phase III studies                   $[...***...]
First Marketing Approval                          $[...***...]

         5.5 Royalties. ANADYS shall pay to SEQUOIA a [...***...] percent ([...***...]%) royalty on Net Sales of Product(s). ANADYS's obligation to pay royalties shall begin on the date of the first commercial sale of Product in any country, and shall end upon (a) the date valid, unexpired claims covering such Product in that country have expired, or (b) [...***...] ([...***...]) years from the date of the first arms-length commercial sale of product in that country, whichever is earlier.

                          6. TERMS OF RESEARCH FUNDING

         6.1 Research Fees. Within ten (10) business days of the Effective Date, ANADYS will pay SEQUOIA the research fee described in Section 5.1. If Phase 2 is commenced, ANADYS will pay SEQUOIA a total of $[...***...] payable as follows: The first $[...***...] will be due within ten (10) days after the Phase 2 Commencement Date, but not prior to January 1, 2003 and the second $[...***...] will be due ninety (90) days after the first $[...***...] payment. The first Phase 2 payment of $[...***...] will be received by SEQUOIA prior to shipment of the [...***...] additional Samples to ANADYS. Payments by ANADYS will be due thirty (30) days from the date of invoice. Invoices will be sent to Chief Financial Officer, Anadys Pharmaceuticals, 9050 Camino Santa Fe, San Diego, CA 92121. All payments shall be in US dollars.

         6.2 Milestone Payments. Upon the occurrence of any of the milestones listed in Section 5.4, Table 1, ANADYS will notify SEQUOIA in writing within thirty (30) days of completion of each milestone. ANADYS will pay to SEQUOIA the milestone payments as set forth in Section 5.4, Table 1, within sixty (60) days of such notice. All payments shall be in US dollars.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

         6.3 Royalty Payments by ANADYS. Royalties shall be calculated semi annually as of June 30 and December 31 (each being the last day of an "Accounting Period') and shall be payable on a semi-annual basis within ninety
(90) days after the end of each Accounting Period in which such Net Sales occur. "Accounting Period" means a calendar half commencing respectively on January 1 and July 1, each being the first day of an Accounting Period, and finishing respectively on June 30 and December 31, each being the last day of an Accounting Period. All payments shall be in US dollars.

         6.4 Royalty Reports. ANADYS shall furnish to SEQUOIA at the time each royalty payment is made, a written report of the Net Sales of the Product(s) and the royalty due and payable, on a country-by-country basis, for the Accounting Period upon which the royalty payment is based. Royalty reports shall contain the following information: gross sales of Product(s) in each country of sale, with adjustments and calculation of Net Sales in the currency of sale, and conversion into U.S. dollars, together with the exchange rates used for conversion. SEQUOIA shall maintain all such reports in confidence. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be the one quoted by The Wall Street Journal at the close of business on the last business day of the relevant Accounting Period. Such amounts shall be paid without deduction, except as required by law, of any withholding taxes, value-added taxes, or other charges applicable to such payments

         6.5 Inspection of Books and Records. ANADYS shall maintain accurate books and records that enable the calculation of milestone payments and royalties payable hereunder to be verified. ANADYS shall retain the books and records for each Accounting Period for two (2) years after the submission of the corresponding reports or notifications under Section 6.4. Upon the written request of SEQUOIA, at least thirty (30) days in advance, and not more than once in each calendar year, ANADYS will permit SEQUOIA's independent certified public accountant to have access during normal business hours to such of the records of ANADYS as may be reasonably necessary to verify the accuracy of the reports submitted to SEQUOIA hereunder for the 12 months preceding the date of such request. SEQUOIA shall not be entitled to inspect or audit the same records more than once. The accounting firm shall report to SEQUOIA only whether there has been an underpayment and, if so, the amount thereof. No other information will be provided to SEQUOIA. The foregoing access shall be permitted during the term of this Agreement and after the expiration or termination of this Agreement, provided milestone or royalty obligations hereunder are still in effect. Any such inspection or audit shall be at SEQUOIA's expense. SEQUOIA will treat all financial information subject to review under this Section 6.5 in accordance with the confidentiality provisions of Section 8 and will cause its accounting firm to enter into an acceptable confidentiality agreement with ANADYS obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

         6.6 Benefit Sharing. SEQUOIA has entered into contracts requiring SEQUOIA to pay portions of the payments that it may receive pursuant to Sections 5.1, 5.2, 5.3 5.4 and 5.5 to certain of its collaborators as access fees and to promote conservation of biological diversity. Such payments shall be the sole responsibility of SEQUOIA.

                7. OWNERSHIP OF MATERIALS, INTELLECTUAL PROPERTY

         7.1 Sole and Joint Inventions. All inventions made solely by employees or agents of a single Party in the course of performing work under this Agreement ("Sole Inventions") shall be owned solely by that Party. All Inventions jointly made by employees or agents of both Parties in the course of performing work under this Agreement ("Joint Inventions") shall be owned solely by ANADYS and shall be assigned to ANADYS, consistent with the terms of Sections 2.4, 2.7, and 5.3 and of this Agreement. In addition, all intellectual property generated by employees or agents of SEQUOIA that is based on or derived from ANADYS Proprietary Rights shall be assigned to ANADYS.

         7.2 Patent Costs and Filing Fees. Any Party who is the owner of a Sole Invention shall have the right to prepare, file, prosecute, and maintain patent applications and patents throughout the world in countries of its choice regarding the invention, at its own expense. With respect to Joint Inventions, ANADYS shall diligently prepare, file, prosecute, and maintain the patents in its sole discretion and at its sole expense. In the event that SEQUOIA does not file, prosecute or maintain patent applications for its Sole Inventions, or decides to abandon prosecution of a filed application for any of its Sole Inventions, then ANADYS shall have the right, but not the obligation, to file, prosecute and/or maintain such patent(s) in its own name and at its own expense, and SEQUOIA shall assign to ANADYS the rights to such Sole Invention.

         7.3 Cooperation in Filing. The Parties agree to cooperate with each other in preserving and perfecting each other's intellectual property rights that arise in the course of work under this Agreement or arising out of this Agreement, and in particular agree that their personnel shall sign documents as and when provided to comply with patent laws and regulations, including inventor declarations and assignments of ownership worldwide.

         7.4 ANADYS Elects Not to File Patent. In the event ANADYS, its Affiliates or its sublicensees elecs not to file or continue to prosecute an application for a patent on a Joint Invention, or to abandon an issued patent on a Joint Invention in any country, ANADYS shall notify SEQUOIA, and thereafter SEQUOIA, at its expense and in its sole discretion, shall have the right to file a patent on such Joint Invention or to pursue prosecution of such patent application or maintenance of such issued patent. ANADYS shall assist SEQUOIA at SEQUOIA's expense in filing, obtaining and maintaining such patents (including assigning or licensing such inventions or Patents to SEQUOIA). All such Patents that are obtained by SEQUOIA at its expense under this Section 7.4 shall be assigned to SEQUOIA. Such assignment shall take place in a timely manner to meet any external requirement concerning prosecution matters and paying prosecution and maintenance costs.

         7.5 Data and Information. Each Party shall own all data and information created by the Party. Notwithstanding the foregoing, should SEQUOIA assign an invention to ANADYS pursuant to Section 7.1, ownership of all data and information associated with the invention shall also be assigned over to ANADYS.

                               8. CONFIDENTIALITY

         8.1 Confidential Information. The Parties agree to treat as confidential any and all Confidential Information obtained from each other. The material terms of this Agreement shall also be considered confidential. Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by any law or regulation of any governmental authority having jurisdiction over any of the Parties, with appropriate efforts made to maintain confidentiality.

         8.2 Maintaining Confidential Information. Both Parties shall maintain Confidential Information in confidence as set forth herein, for a period of [...***...] ([...***...]) years beyond termination or expiration of this Agreement. Upon request from either Party, the confidentiality of specific Confidential Information may be maintained for a longer time, as the Parties may subsequently agree in writing. The foregoing obligations will not apply to information that the receiving Party can establish by written records: (a) was known by the receiving Party prior to the receipt of the Confidential Information; (b) was disclosed to the receiving Party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving Party, its officers, directors, employees or agents; (d) was independently developed by the receiving Party without use of the Confidential Information; (e) was disclosed with the written consent of the Party from whom the information was obtained; or (f) was disclosed by the receiving Party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving Party provides the disclosing Party with sufficient prior notice to contest such request, requirement or order.

         8.3 Scientific Publications. Subject to the confidentiality provisions set forth herein, the Parties agree to cooperate in making the results of research conducted under this Agreement available for publication. Prior to submission for publication of any manuscript relating to the research described herein, SEQUOIA and ANADYS shall provide each other with a copy at least thirty (30) days prior to any scheduled publication or presentation date. Upon request, publication will be delayed for up to sixty (60) days from the date of notification by the other Party to allow a patent application to be filed. In lieu of a delay, the information identified as Confidential Information belonging to a Party shall be deleted. It is contemplated that SEQUOIA and its collaborators will be recognized as co-authors on any scientific publications that are produced or otherwise as appropriate, consistent with professional and legal standards, and in any event to be acknowledged as the source of the Biological Material and any associated information.

         8.4 Public Release of Information. Except as set forth in this section, neither Party may use or permit others to use the name, trademarks or Confidential Information of the other Party, without the advance written consent of that Party. Foreign government agencies that have executed plant collection agreements with SEQUOIA have requested and SEQUOIA has agreed that they will be notified of the identity of transferees of Samples hereunder, of agreements such as this Agreement, and of progress of milestones reached and general fields of commercial interest for the Samples or compounds therein. ANADYS acknowledges that nothing herein prohibits SEQUOIA from advising such agencies that ANADYS is a transferee of Samples hereunder. The Parties shall consult with each other regarding the form and content of any

                                             ***CONFIDENTIAL TREATMENT REQUESTED
public announcements or disclosures and will not make any public announcement or disclosure without notifying the other Party in advance and receiving their prior written approval.

                        9. REPRESENTATION AND WARRANTIES

         9.1 Representations and Warranties. Each Party represents and warrants that (i) it has all necessary right and authority to enter into and perform this Agreement; (ii) it has obtained or will obtain all consents, licenses or other permits needed by it to perform this Agreement and it will comply with all applicable laws; (iii) it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated by this Agreement and to grant the licenses and assignments contained in this Agreement; and (iv) it is not under any duty to, and has not entered into an agreement with, any third party that is in conflict with this Agreement. SEQUOIA further covenants to ANADYS that any payments or obligations that it has owing at any time to any third party shall be made or fulfilled in a manner so as not to adversely affect, directly or indirectly, any of ANADYS' rights under this Agreement.

         9.2 Limitations. Biological Material, Samples and other material delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties requiring the receiving Party to take appropriate precautions to minimize any health risk. NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, EXCEPT AS SET FORTH ABOVE. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

         9.3 Employee Proprietary Information and Inventions Agreement. Each Party represents and warrants that each employee of that Party, as a condition of employment, is required to execute and deliver an employee proprietary information and inventions agreement, which assigns all inventions conceived by such officer or employee to that Party.

                               10. INDEMNIFICATION

         10.1 ANADYS Indemnity. ANADYS shall indemnify and hold SEQUOIA, its officers, directors, shareholders, owners, employees, and agents ("SEQUOIA Indemnitees") harmless from all suits, claims, demands, judgments, liabilities, costs, charges, or expenses (including reasonable attorney's fees) (collectively "Losses") to which the SEQUOIA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent that such Losses result from ANADYS's development, manufacture, use, or sale of any Biological Material, Samples, Active Samples, Active Compounds, Analogs, or Products, except those resulting from any production, manufacture, or use of the Biological Material, Samples, Active Samples, Active Compounds, Analogs and/or Products by SEQUOIA pursuant to this Agreement or the gross negligence or willful misconduct (whether by act or omission) on the part of SEQUOIA or its collaborators.

         10.2 SEQUOIA Indemnity. SEQUOIA shall indemnify and hold ANADYS, its officers, directors, shareholders, owners, employees, and agents ("ANADYS Indemnitees") harmless from all Losses to which the Anadys Indemnitee may become subject which result from (i) any production, manufacture, or use of the Biological Material, Samples, Active Samples, Analogs, Active Compounds and/or Products by SEQUOIA pursuant to this Agreement; (ii) the gross negligence or willful misconduct (whether by act or omission) on the part of SEQUOIA or collaborators; and (iii) the breach by SEQUOIA of any of its representations, warranties or covenants set forth in Section 9 of this Agreement.

                            11. TERM AND TERMINATION

         11.1 Term. This Agreement has an initial term of two (2) years from the Effective Date.

         11.2 Survival. The obligations and rights contained in Sections 2.2.4, 2.4.1, 2.4.2, 2.5, 2.7, 4, 5, 6, 7, 8, 9, 10, 11.2, 11.3, 11.5, 12 and 13
shall survive the expiration or other termination of this Agreement.

         11.3 Return of Materials. Upon termination or expiration of this Agreement, each Party shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes).

         11.4 Permissive Termination. In the event that either Party shall be in default of any obligation hereunder, either Party shall have the right to terminate this Agreement by giving thirty (30) days written notice to the defaulting Party, specifying the basis for termination. If, within such thirty
(30) day period, the Party who received notice takes steps necessary to remedy the default, such notice shall cease to be operative, and this Agreement shall continue in full force. The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach. Notwithstanding the foregoing, if ANADYS has not made an Access Election on an Active Compound pursuant to the provisions of Section 2.4.1 prior to termination as per this Section 11.4, SEQUOIA, in its sole discretion, may elect to file a patent on any such Active Compound pursuant to the provisions of
Section 7.4. In the event of any liquidation, dissolution or winding up of SEQUOIA, either voluntary or involuntary, ANADYS shall have the right to terminate this Agreement immediately. In the event of an Anadys Corporate Event, ANADYS shall have the right to terminate this Agreement upon ten (10) days written notice to SEQUOIA, which notice may be provided prior to, but contingent on, the consummation of such ANADYS Corporate Event.

         11.5 Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, and if this Agreement is not earlier terminated pursuant to Section 11.4 above, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "INTELLECTUAL PROPERTY" as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the "INTELLECTUAL PROPERTY" as defined under
Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

                             12. DISPUTE RESOLUTION

         12.1 Resolution. If ANADYS and SEQUOIA, are unable to resolve any dispute between them, either ANADYS or SEQUOIA may, by written notice to the other, have such dispute referred to the CSO of ANADYS and SEQUOIA (or their designees or equivalents), for attempted resolution by good faith negotiations within twenty-one (21) days after such notice is received. If the Parties are unable to resolve such dispute within such twenty-one (21) day period, either Party shall have the right to pursue any and all other remedies available to such Party.

                          13. MISCELLANEOUS PROVISIONS

         13.1 Governing Law. This Agreement shall be governed by the laws of the state of California, without reference to any rules of conflict of laws.

         13.2 Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the Parties. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

         13.3 Severability. If any term or provision of this Agreement is or becomes invalid or held illegal or unenforceable by a court of competent jurisdiction, then (i) it is the intention of the Parties that the remaining terms or provisions of this Agreement shall not be affected thereby and shall be enforced to the fullest extent permitted by law, and (ii) the Parties shall renegotiate in good faith such invalid, illegal or unenforceable term or provision in order to provide a reasonably acceptable alternative whose effect on economic and business objectives shall be as similar as possible to the effect intended by the Parties under the original invalid, illegal or unenforceable term or provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

         13.4 Notices. All written communications and notices between the Parties under this Agreement shall be deemed given when delivered in person, or when received by mail, postage prepaid, registered or certified mail, express courier, or facsimile, to the addresses below, and with proof of delivery received by the sender.

                  ANADYS:  VP, Corporate Development
                           9050 Camino Santa Fe
                           San Diego, CA 92121
                           USA

                  SEQUOIA: President & CEO
                           11199 Sorrento Valley Road, Suite H
                           San Diego, CA 92121
                           USA

or any other addresses of which either Party shall notify the other Party in writing.

         13.5 Force Majeure. Neither Party will be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by acts of God, fire, ware, embargo, riots, strikes or other similar cause outside the control of such Party; provided, however, that in the event that such event of Force Majeure delays the performance of either Party for a period in excess of ninety (90) days, the other Party shall have the right to terminate this Agreement upon written notice.

         13.6 Assignment. Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

         13.7 Waiver. A failure of either Party to exercise any right or remedy hereunder, in whole or in part, or on one or more occasions, will not be deemed either a waiver of such right or remedy to the extent not exercised, or of any other right or remedy, on such occasion or a waiver of any right or remedy on any succeeding occasion. No waiver of any default, condition, provisions or breach of this Agreement will be deemed to constitute a waiver of any other default, condition, provision or breach of this Agreement. A waiver of any default, condition, provision or breach of this Agreement will be in writing duly signed by an authorized representative of the Party waiving such default, condition provision or breach.

         13.8 Amendment. No amendment, modification or supplement to this Agreement or any exhibit hereto or any of their provisions will be binding upon either Party unless made in writing and duly signed by an authorized representative of both SEQUOIA and ANADYS. In no event may the terms of this Agreement be changed, deleted, supplemented or waived by any notice, purchase order, receipt, acceptance, bill of lading or other similar form of document.

         13.9 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between Parties with respect to the subject matter hereof. There are no other understandings, representations or promises, written or verbal, not set forth herein or on which either Party has relied.

         13.10 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

         13.11 Headings. headings included herein are for convenience only, do not form a part of this agreement and shall not be used in any way to construe or interpret this Agreement.

         13.12 Construction. This Agreement will be construed without regard to the drafting or non-drafting Party hereto.

         13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent, and in each case an original will be sent via overnight courier.

         IN WITNESS WHEREOF, the ANADYS and SEQUOIA have caused this Agreement to be executed by their duly authorized representatives effective on the later date stated below:

SEQUOIA SCIENCES, INC.                          ANADYS PHARMACEUTICALS, INC.

By:    ___________________________              By:    _________________________
       Gary Eldridge                                   Michael J. Kamdar
Title: President and CEO                        Title: Vice President, Corporate
                                                       Development and Strategy

Date:  ___________________________              Date:  _________________________